Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (October 17, 2018) - TriLinc Global Impact Fund (“TriLinc”) announced today that it recently approved approximately $1.5 million in term loan and trade finance transactions, bringing total financing commitments as of September 30, 2018 to $402.1 million for business expansion and socioeconomic development through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TriLinc is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  The transaction details are summarized below.

On September 4, 2018, TriLinc funded $665,365 as part of an existing $15,000,000 senior secured 4.2-year term loan facility to a consumer lender in Colombia that services public sector employees and retirees within small and medium size government agencies throughout the country. With the most recent funding, the current total outstanding loan amount pursuant to this loan facility is $6,037,435. Priced at 11.25%, the transaction is set to mature on August 1, 2021, and is secured by the portfolio of payroll deduction loans and all cash flow stemming from such assigned deduction loans, with a cash flow coverage ratio of 1.1x. The borrower anticipates that TriLinc’s loan will assist the borrower in originating new payroll deduction loans, which would provide middle income consumers with timely and flexible financing for voluntary private consumption.

On September 27, 2018, TriLinc funded a new participation in two separate transactions, totaling $826,261, in two existing senior secured trade finance facilities originated by its sub-advisor, Barak Fund Management Ltd (“Barak”), to a South African electronics assembler. TriLinc’s total participation commitment amount to the borrower is $7,826,261. Priced at 12.00% and 13.00%, both transactions are set to mature on January 25, 2019 and are secured by the stock delivered to the warehouse, with a collateral coverage ratio of 1.17x. The borrower anticipates that TriLinc’s financing will increase the supply of affordable and accessible mobile technology in the region. In addition, pursuant to the agreement between TriLinc and Barak, after October 25, 2018, TriLinc has the right to sell the participation back to Barak upon 10 business day notice at a price equal to 100% of outstanding principal plus accrued interest as of the date of sale.

“TriLinc’s recent investment activity demonstrates our commitment to deepening relationships with existing borrower companies,” said Gloria Nelund, CEO of TriLinc. “By extending additional financing to companies like the electronics assembler, which TriLinc initially funded in August 2015, TriLinc is strengthening its economic development thesis of supporting SMEs that are providing local access to affordable consumer products and services.”

About TriLinc Global Impact Fund

TriLinc is a non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TriLinc invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, the Company aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.